Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy to Implement Corn Oil Extraction Technology

OMAHA, NE (GLOBE NEWSWIRE) – July 21, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it will implement corn oil extraction technology at its ethanol plants. The Company expects to complete the technology deployment by the end of the first quarter of 2011 and anticipates the project would enhance operating income by $15 million to $19 million per year.

“Our objective is to continue to diversify our cash flows and to de-risk our overall platform,” said Todd Becker, President and Chief Executive Officer of Green Plains Renewable Energy. “This project allows us to realize additional income streams from value-added co-products. The production of 75 million to 90 million pounds of corn oil per year will generate substantial recurring free cash flows and excellent returns on invested capital.”

ICM, Inc. has been awarded turn-key installation contracts at five of the Company’s six plants. The expected total project cost for all plants is approximately $18 million. The Company anticipates first revenues from corn oil extraction at the Obion, Tennessee plant to occur within the next 90 days.

Green Plains has entered into a license agreement with GS CleanTech Corporation, a subsidiary of GreenShift Corporation, to utilize its patents and pending patents.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 480 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, the timely completion of corn oil extraction technology; the expected corn oil recovery rates; the market prices received for corn oil; the impact of corn oil extraction on current plant operating expenses; competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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